Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces 2024 Third Quarter Results

Performance reflects improvement across a range of metrics such as deposit growth, noninterest expense reduction, and nonperforming asset reduction

Bank to complete exit from fintech banking-as-a-service depository operations by the end of 2024

Regulatory remediation efforts on track

RICHMOND, VA, October 29, 2024 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc. (“BRB Financial Group”), today announced financial results for the quarter and year-to-date period ended September 30, 2024.

For the quarter ended September 30, 2024, the Company reported net income of $0.9 million, or $0.01 per diluted common share, compared to a net loss of $11.4 million, or $0.47 per diluted common share, for the quarter ended June 30, 2024, and a net loss of $41.4 million, or $2.18 per diluted common share, for the third quarter of 2023. Net income for the third quarter of 2024 included a $6.6 million after-tax recovery of credit losses on a specialty finance loan for which the sale of the loan was completed in the quarter upon the receipt of all contractual amounts due. The second quarter 2024 loss included a $6.7 million non-cash, after-tax negative fair value adjustment recorded for an equity investment in a fintech company. The third quarter 2023 net loss included a non-cash, after-tax goodwill impairment charge of $26.8 million, which was the entirety of the goodwill balance, and a $4.7 million after-tax settlement reserve for the previously disclosed and now settled Employee Stock Ownership Plan (“ESOP”) litigation assumed in the 2019 acquisition of Virginia Community Bankshares, Inc (“VCB”).

For the year-to-date period ended September 30, 2024, the Company reported a net loss of $13.4 million, or $0.34 per diluted common share, compared to a net loss of $46.0 million, or $2.43 per diluted common share, for the same period of 2023.

A Message From Blue Ridge Bankshares, Inc. President and CEO, G. William “Billy” Beale:

“Our 2024 third quarter marks one year since we began – in earnest – our journey toward restoring Blue Ridge Bank to its core strengths as a community-focused banking institution.

“Today, we are focused on three vital areas of initiative: our remediation work in response to the directives of our primary regulator; our initiatives to improve operational efficiency across the organization; and third, positioning Blue Ridge Bank for future growth.

“During our third quarter, we advanced and generated additional momentum in all three areas. We are increasingly seeing the benefits of these initiatives in several key metrics that reflect a healthier Blue Ridge Bank:

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“With respect to our regulatory remediation work, we made additional progress in exiting our fintech banking-as-a-service (“BaaS”) deposit operations. I am pleased to say that we remain ahead of schedule on this initiative and expect to be fully exited from this business by the end of the year. Consequently, deposits from fintech BaaS sources were down to only 3% of total deposits at quarter end. This is reduced from 18% of total deposits on a year-over-year basis.

•
“The second area of initiative is our focus on operational efficiency. Over the next several quarters, we will be accelerating our efforts to drive new levels of efficiency across our entire organization. We have already begun to take some important steps down this path. For the third quarter, our noninterest expense was sequentially down nearly 10% from the second quarter and approximately 30% lower than the third quarter of last year when excluding the goodwill impairment charge.

•
“The third vital area of initiative is pursuing profitable growth. Blue Ridge Bank’s proximity to strong commercial and consumer markets and favorable demographic trends across Virginia gives us opportunities we can take full advantage of. This combined with our capital levels necessary to fuel growth and our new commerical banking leader will help give us the ability to continue to drive deposit and to renew loan growth. Encouragingly, during the 2024 third quarter, we grew our deposits, excluding fintech-related and wholesale, by $74 million and by $144 million year-to-date. This is the third consecutive quarter we were able to grow this deposit base and lower our reliance on fintech-related deposits and wholesale funding.

•
“Alongside these initiatives has been our focus on improving the quality and strength of our lending portfolio, which we have heavily scrutinized over the past year. At the end of the third quarter, our nonperforming loans to total assets ratio was 1.1%. This is compared to 1.4% as of the prior quarter-end and 2.5% as of the third quarter of last year. Under the guidance of our credit risk leadership and revised loan policy, I believe we have a much tighter and stronger credit profile today.

“As we exit the fintech BaaS business, we have moved to reposition the balance sheet to reflect a more traditional community bank. This multi-year process will focus on growing deposits in our footprint, reducing the number of out-of-market loans, and decreasing dependency on brokered deposits. We have achieved good progress on all of these during 2024.

“As we head toward the end of the year, I'm confident that we will finish 2024 in a fundamentally stronger position than we began. I am hopeful that we will continue to see further progress in those key metrics that are the best gauge of the strategies we are pursuing.

Lastly, I am grateful for the support of this leadership team, our employees, our newly constituted board of directors, and importantly, our shareholders.”

Q3 2024 Highlights

(Comparisons for Third Quarter 2024 are relative to Second Quarter 2024 unless otherwise noted.)

Net Income:

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Net income for the quarter was $0.9 million, or $0.01 per diluted common share, compared to a net loss of $11.4 million, or $0.47 per diluted common share, for the prior quarter. Income before income taxes of $1.5 million for the quarter included a $6.2 million recovery of credit losses resulting primarily from an $8.4 million recovery upon the completion of the previously mentioned specialty finance loan sale. The prior quarter loss before income taxes of $12.1 million included a $3.1 million provision for credit losses and an $8.5 million, non-cash, negative fair value adjustment of an equity investment the Company holds in a fintech company. Excluding the second quarter fair value adjustment and the provision for (or recovery of) credit losses, the Company's pre-tax income decreased by $4.4 million, with $5.9 million of the decline attributable to fair value adjustments and a loss on the sale of mortgage servicing rights (“MSRs”). Noninterest expenses for the quarter declined $2.8 million.

Asset Quality:

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Nonperforming loans, which include nonaccrual loans and loans past due 90 days or more and accruing interest, improved to $32.1 million, or 1.09% of total assets, at quarter end compared to $41.2 million, or 1.40% of total assets, at the prior quarter end. The decline in nonperforming loans primarily reflects the third quarter sale of the previously noted specialty finance loan.

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The recovery of credit losses was $6.2 million for the quarter compared to a provision for credit losses of $3.1 million for the prior quarter. The recovery of credit losses was primarily attributable to an $8.4 million recovery from the sale of the previously mentioned specialty finance loan and lower reserve needs due to loan portfolio balance reductions, partially offset by higher specific reserves for certain purchased loans. The provision for credit losses in the prior quarter was related primarily to reserve needs for certain purchased loans and increased reserves for the non-guaranteed portion of government-guaranteed loans (“GGL”), which offset lower reserve needs due to loan portfolio balance reductions.

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The allowance for credit losses (“ACL”) as a percentage of total loans held for investment was 1.17% at quarter end compared to 1.24% at the prior quarter end. The decline was primarily due to charge-offs of certain GGL and purchased loans in the current quarter. Net loan recoveries were $3.4 million in the quarter, which includes the $8.4 million recovery from the sale of the previously noted specialty finance loan. This recovery was the primary driver of the lower net loan (recovery) charge-off to average loans outstanding ratio (year-to-date annualized), which was (0.61)%, compared to 1.81% for the prior quarter.

Capital:

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The ratio of tangible common stockholders’ equity to tangible total assets was 10.6%1, compared to 10.3%1 at the prior quarter end. Tangible book value per common share (“TBV”) was $4.251 compared to $4.101 at the prior quarter end. The improvement in these ratios was primarily due to a reduction in accumulated other comprehensive losses, driven by $10.0 million in after-tax unrealized gains in the quarter on the Company’s portfolio of securities available for sale, resulting from lower market interest rates. TBV at the end of the third and second quarters did not include the conversion of the Series C Preferred Stock shares into common shares, which conversion is at the option of the holder. The assumed conversion of these shares would result in a negative impact of $0.31 and $0.29 on TBV as of September 30, 2024 and June 30, 2024, respectively.

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For the quarter ended September 30, 2024, the Bank’s tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 11.56%, 15.68%, 15.68%, and 16.64%, respectively, compared to 11.02%, 14.19%, 14.19%, and 15.18%, respectively, at the prior quarter end. Capital ratios for the Company at September 30, 2024 were tier 1 leverage ratio of 11.46%, tier 1 risk-based capital ratio of 15.58%, common equity tier 1 capital ratio of 15.58%, and total risk-based capital ratio of 19.26%.

•
As of September 30, 2024 and June 30, 2024, the Bank’s tier 1 leverage and total risk-based capital ratios exceeded the minimum capital ratios set forth in the Bank’s Consent Order with the Office of the Comptroller of the Currency (the “OCC”), which requires the Bank to maintain a minimum tier 1 leverage ratio of 10.00% and a total risk-based capital ratio of 13.00%.

Net Interest Income / Net Interest Margin:

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Net interest income was $19.1 million, a decline of $1.0 million from the prior quarter, primarily due to a decline in average balances of interest-earning assets, primarily loans held for investment, and the reversal of interest income due to loans placed on nonaccrual. This decline was partially offset by lower average balances of and rates paid on fintech-related deposits and lower average balances of wholesale funding. Net interest margin declined in the quarter to 2.74% from 2.79%; six basis points of the decline was due to loans placed on nonaccrual.

Noninterest Income / Noninterest Expense:

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Noninterest income for the quarter was $2.7 million compared to $0.3 million for the prior quarter, which included the $8.5 million previously noted negative fair value adjustment for an equity investment. Excluding the fair value adjustment, lower noninterest income for the quarter was primarily due to a $4.9 million negative variance in fair value adjustment on MSRs, primarily due to changes in future interest rate expectations, and a $1.0 million loss on the sale of a portion of the Company’s portfolio of MSRs. The Company expects to sell the majority of its remaining MSRs in the fourth quarter.

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Noninterest expense for the quarter was $26.5 million compared to $29.3 million in the prior quarter, a decrease of $2.8 million. The decrease was primarily due to lower salaries and employee benefits expense, lower regulatory remediation expenses, and lower Federal Deposit Insurance Corporation (“FDIC”) insurance assessments. Salaries and employee benefits expense in the quarter reflected lower headcount, primarily in the Bank’s GGL and compliance areas. Lower regulatory remediation expenses reflect the reduction in the use of third-party resources in the Bank Secrecy Act/Anti-Money Laundering (“BSA/AML”) area, as the Bank submitted certain requirements under the Consent Order. Lower FDIC assessments in the quarter were primarily due to a lower assessment rate and a smaller balance sheet.

Income Tax:

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The effective income tax rate for the quarter was 38.8% compared to 5.1% for the prior quarter. Income tax expense and the effective tax rate for the quarter reflected the vesting of restricted stock awards where the fair value of the underlying stock at the time of vesting was lower than that at award date and recognized for expense purposes. The income tax benefit and effective rate for the prior quarter included $2.0 million of provision expense recognized upon surrendering bank owned life insurance policies, representing the tax effect of the life-to-date income earned on the policies. Taxes on such earnings were previously permanently deferred but became subject to tax upon the surrender of the policies.

Balance Sheet:

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Total assets increased to $2.94 billion from $2.93 billion at the prior quarter end, an increase of $11.6 million. This increase was primarily due to higher cash and due from banks balances of $157.1 million at quarter end, primarily due to elevated deposit balances of a fintech lending partner ahead of its normal business cycle of early month fundings. This increase was partially offset by lower balances of loans held for investment and loans held for sale, which collectively declined $111.2 million in the quarter. Other asset balance declines included bank owned life insurance and MSRs, which declined $27.5 million and $10.4 million, respectively. The Company surrendered the majority of its bank owned life insurance policies in the second quarter and received a substantial portion of the proceeds in the third quarter, with the remaining amounts expected in the fourth quarter. Of the balance change in MSRs, $7.4 million was attributable to the sale of a portion of the MSRs portfolio, with the majority of the remaining MSRs expected to be sold in the fourth quarter. These actions, along with and in support of the exit of fintech BaaS depository operations, support the repositioning of the Bank towards a more traditional community bank model.

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Loans held for investment were $2.18 billion at quarter end, a decrease of $78.9 million from the prior quarter end, and $250.5 million from year-end 2023. The Company purposefully and selectively reduced balances of loans, primarily where borrowers did not represent in-market relationships.

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Total deposit balances increased to $2.35 billion from $2.33 billion at the prior quarter end, an increase of $20.7 million. Deposits, excluding fintech-related and wholesale deposits, increased $73.7 million in the quarter and $143.5 million in the year-to-date period. Brokered deposit balances declined $33.9 million in the quarter and $84.7 million in the year-to-date period. Estimated uninsured deposits as a percentage of total deposits were 16.8% at quarter end compared to 17.9% at the prior quarter end and 22.3% at year-end 2023.

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Deposits related to fintech relationships were $187.5 million at September 30, 2024, a decline of $19.2 million in the quarter and $278.4 million in the year-to-date period. Of the decline, fintech BaaS deposits decreased $108.8 million in the quarter, partially offset by an increase in fintech corporate deposits, including those of the previously noted fintech lending partner. For the year-to-date period, fintech BaaS deposits have declined by $307.3 million. Excluding brokered deposits, deposits related to fintech relationships represented 9.8%, 11.1%, and 22.7% of total deposits at September 30, 2024, June 30, 2024, and December 31, 2023, respectively.

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Sources of liquidity as of September 30, 2024, consisting of on-balance sheet cash, available credit under secured borrowing facilities, and unpledged securities available for sale, totaled approximately $805.0 million, or 202.7% of uninsured deposits as of the same date.

Income Statement:

Net interest income was $19.1 million for the third quarter of 2024, compared to $20.1 million for the second quarter of 2024, and $22.2 million for the third quarter of 2023. The decline from the second quarter of 2024 was primarily attributable to lower interest and fee income on loans due to lower average balances and the reversal of interest income due to loans placed on nonaccrual. This decline was partially offset by lower average balances and rates paid on interest-bearing demand accounts and lower average balances of wholesale funding. The majority of fintech BaaS deposits are in interest-bearing demand accounts.

Average balances of interest-earning assets decreased $90.1 million to $2.80 billion in the third quarter of 2024, relative to the prior quarter, and decreased $242.7 million from the year-ago quarter period. Relative to the prior quarter and the year-ago period, the decrease reflected primarily lower average balances of loans held for investment. The yield on average loans held for investment was 5.80% for the third and second quarters of 2024, compared to 5.88% for the third quarter of 2023. Nonaccrual interest had a negative impact of seven basis points on loan yield in the quarter.

Average balances of interest-bearing liabilities decreased $106.7 million to $2.12 billion in the third quarter of 2024, relative to the prior quarter, and decreased $233.0 million from the year-ago quarter period.

Cost of funds was 3.09% for the third quarter of 2024, compared to 3.02% for the second quarter of 2024, and 2.73% for the third quarter of 2023, while cost of deposits was 2.91%, 2.84%, and 2.46%, for the same respective periods. Higher deposit and overall funding costs in the 2024 periods reflect the impact of higher market interest rates and a shift in the mix of funding. Cost of deposits, excluding wholesale deposits, was 1.71% for the quarter compared to 2.28% for the prior quarter, and 2.50% for the year-ago period. The sequential quarter decline was primarily due to lower average balances of higher rate fintech-related deposits.

Net interest margin was 2.74% for the third quarter of 2024 compared to 2.79% in the prior quarter and 2.92% in the year-ago period. The decrease in net interest margin relative to the prior periods primarily reflects the impact of a slight increase in funding costs.

The Company recorded a recovery of credit losses of $6.2 million for the third quarter of 2024, compared to a provision for credit losses of $3.1 million for the second quarter of 2024, and a provision for credit losses of $11.1 million for the third quarter of 2023. The recovery of credit losses for the third quarter of 2024 was primarily attributable to an $8.4 million recovery from the sale of the previously noted specialty finance loan and lower reserve needs due to loan portfolio balance reductions, partially offset by higher specific reserves for certain purchased loans. The provision for credit losses for the second quarter of 2024 was primarily related to specific reserves on certain purchased loans and increased reserves for the non-guaranteed portion of the GGL portfolio, while the provision for credit losses for the third quarter of 2023 was primarily attributable to specific reserves for the previously reported group of specialty finance loans.

Noninterest income was $2.7 million for the third quarter of 2024, compared to $0.3 million for the second quarter of 2024, and $7.4 million for the third quarter of 2023. The increase in the third quarter relative to the second quarter was primarily due to the previously noted second quarter $8.5 million, non-cash, negative fair value adjustment of an equity investment. Excluding the fair value adjustment, lower noninterest income in the third quarter of 2024 was primarily due to negative fair value adjustments on MSRs, primarily due to change in future interest rate expectations, and a loss on the sale of a portion of the Company’s portfolio of MSRs. The decline in noninterest income for the third quarter of 2024 relative to the year-ago period was primarily attributable to fair value adjustments on MSRs.

Noninterest expense was $26.5 million for the third quarter of 2024, compared to $29.3 million for the second quarter of 2024, and $64.6 million for the third quarter of 2023. Noninterest expense decreased $2.8 million from the prior quarter and decreased $38.1 million from the year-ago period. The decrease relative to the second quarter of 2024 was primarily driven by lower salaries and employee benefits, lower regulatory remediation expenses, and lower FDIC insurance assessments. The decrease relative to the year-ago was primarily due to the 2023 non-cash goodwill impairment charge of $26.8 million, which was the entirety of the goodwill balance, and the $6.0 million settlement reserve for the previously disclosed, now settled, VCB ESOP litigation. Excluding these amounts and regulatory remediation expenses, noninterest expense declined $1.9 million relative to the year-ago period.

Balance Sheet:

Loans held for investment were $2.18 billion at September 30, 2024, compared to $2.26 billion at June 30, 2024, and $2.45 billion at September 30, 2023. These declines are attributable to the Company’s plan to purposefully and selectively reduce assets to partially meet the liquidity needs of the fintech BaaS depository operations wind down.

Total deposits were $2.35 billion at September 30, 2024, an increase of $20.7 million for the quarter, and a decrease of $219.6 million for the year-to-date period. Fintech-related deposits declined $19.2 million in the third quarter of 2024, while fintech BaaS deposits decreased $108.8 million in the quarter. Year-to-date fintech BaaS deposits decreased $307.3 million. Excluding fintech-related and brokered deposits, total deposits increased $73.7 million from the prior quarter end and $143.5 million from year-end 2023.

The Company previously reported that it was prohibited from the acceptance, renewal, or rollover of brokered deposits, as a result of the Consent Order. In the third quarter, the Bank received approval from the FDIC allowing the Bank to accept, renew, or rollover brokered deposits for a six-month period of time and in the amount of maturities during this period. The Bank expects to file another application for waiver of this prohibition in the fourth quarter. Brokered deposits at September 30, 2024 were $430.5 million, a decline of $33.9 million from June 30, 2024 and $84.7 million from December 31, 2023. The Company has used brokered deposits in anticipation of the liquidity requirements of the fintech BaaS winddown.

Noninterest-bearing deposits represented 19.6%, 20.2%, and 20.6% of total deposits at September 30, 2024, June 30, 2024, and September 30, 2023, respectively. Fintech-related balances represented 8.0%, 8.9%, and 28.8% of total deposits as of the same respective dates.

The held for investment loan to deposit ratio was 92.9% at September 30, 2024, compared to 97.1% at the prior quarter end, and 88.1% at the year-ago period-end.

About Blue Ridge Bankshares, Inc.:

Blue Ridge Bankshares, Inc. is the holding company for Blue Ridge Bank and BRB Financial Group. The Company, through its subsidiaries and affiliates, provides a wide range of financial services including retail and commercial banking, and retail mortgage lending. The Company also provides investment and wealth management services and management services for personal and corporate trusts, including estate planning and trust administration. Visit www.mybrb.com for more information.

Non-GAAP Financial Measures:

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible assets, tangible common equity, tangible book value per common share, and tangible common equity to tangible total assets to supplement the evaluation of the Company’s financial condition and performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the financial condition and capital position of the Company’s business. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements:

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identiﬁed with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phrases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could diﬀer materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s ﬁnancial performance to diﬀer materially from that expressed in such forward-looking statements:

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the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
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the eﬀects of, and changes in, the macroeconomic environment and financial market conditions, including monetary and ﬁscal policies, interest rates and inﬂation;

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the impact of, and the ability to comply with, the terms of the Consent Order with the OCC, including the heightened capital requirements and other restrictions therein, and other regulatory directives;
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the imposition of additional regulatory actions or restrictions for noncompliance with the Consent Order or otherwise;
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the Company’s involvement in, and the outcome of, any litigation, legal proceedings or enforcement actions that may be instituted against the Company;
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reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees, or other business partners;
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the Company’s ability to manage its fintech relationships, including implementing enhanced controls and procedures, complying with OCC directives and applicable laws and regulations, maintaining deposit levels and the quality of loans associated with these relationships and, in certain cases, winding down certain of these partnerships;
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the quality and composition of the Company’s loan and investment portfolios, including changes in the level of the Company’s nonperforming assets and charge-oﬀs;
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the Company’s management of risks inherent in its loan portfolio, the credit quality of its borrowers, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure;
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the ability to maintain adequate liquidity by retaining deposits and secondary funding sources, especially if the Company's or the banking industry's reputation becomes damaged;
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the ability to maintain capital levels adequate to support the Company's business and to comply with OCC directives;
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the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;
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changes in consumer spending and savings habits;
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the willingness of users to substitute competitors’ products and services for the Company’s products and services;
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deposit flows;
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changes in technological and social media;
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potential exposure to fraud, negligence, computer theft, and cyber-crime;
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adverse developments in the banking industry generally, such as recent bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior;
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changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or Blue Ridge Bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;

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the impact of changes in ﬁnancial services policies, laws, and regulations, including laws, regulations, and policies concerning taxes, banking, securities, real estate, and insurance, and the application thereof by regulatory bodies;
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the eﬀect of changes in accounting standards, policies, and practices as may be adopted from time to time;
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estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Company’s assets and liabilities;
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geopolitical conditions, including acts or threats of terrorism and/or military conﬂicts, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conﬂicts, which could impact business and economic conditions in the United States and abroad;
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the occurrence or continuation of widespread health emergencies or pandemics, signiﬁcant natural disasters, severe weather conditions, ﬂoods and other catastrophic events; and
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other risks and factors identified in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and in ﬁlings the Company makes from time to time with the U.S. Securities and Exchange Commission (“SEC”).

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in filings the Company makes from time to time with the SEC. Any one of these risks or factors could have a material adverse impact on the Company’s results of operations or financial condition, or cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, forward-looking information and statements contained in this release. Moreover, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on its forward-looking statements. Therefore, the Company cautions not to place undue reliance on its forward-looking information and statements, which speak only as of the date of this release. The Company does not undertake to, and will not, update or revise these forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.

1 Non-GAAP financial measure. Further information can be found at the end of this press release.

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)	(unaudited) September 30, 2024	December 31, 2023 (1)
Assets
Cash and due from banks	$281,698	$110,491
Restricted cash	4,160	10,660
Federal funds sold	2,910	4,451
Securities available for sale, at fair value	314,784	321,081
Restricted equity investments	20,891	18,621
Other equity investments	4,525	12,905
Other investments	21,344	29,467
Loans held for sale	22,082	46,337
Loans held for investment, net of deferred fees and costs	2,180,413	2,430,947
Less: allowance for credit losses	(25,453)	(35,893)
Loans held for investment, net	2,154,960	2,395,054
Accrued interest receivable	13,171	14,967
Premises and equipment, net	21,621	22,348
Right-of-use lease asset	7,764	8,738
Bank owned life insurance	14,953	48,453
Other intangible assets	4,201	5,382
Mortgage servicing rights, net	19,502	27,114
Deferred tax asset, net	18,248	21,556
Other assets	17,877	19,929
Total assets	$2,944,691	$3,117,554
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$459,793	$506,248
Interest-bearing demand and money market deposits	748,416	1,049,536
Savings	103,820	117,923
Time deposits	1,034,463	892,325
Total deposits	2,346,492	2,566,032
FHLB borrowings	190,000	210,000
FRB borrowings	—	65,000
Subordinated notes, net	39,806	39,855
Lease liability	8,537	9,619
Other liabilities	23,509	41,059
Total liabilities	2,608,344	2,931,565
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 150,000,000 and 50,000,000 shares authorized at September 30, 2024 and December 31, 2023, respectively; and 73,474,147 and 19,198,379 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	300,763	197,636
Preferred stock, $50 per share par value; 250,000 shares authorized at September 30, 2024 and December 31, 2023; 2,732 and 0 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	137	—
Additional paid-in capital	50,155	252
Retained earnings	19,775	33,157
Accumulated other comprehensive loss, net of tax	(34,483)	(45,056)
Total stockholders’ equity	336,347	185,989
Total liabilities and stockholders’ equity	$2,944,691	$3,117,554

(1) Derived from audited December 31, 2023 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(Dollars in thousands, except per common share data)	September 30, 2024	June 30, 2024	September 30, 2023
Interest income:
Interest and fees on loans	$34,747	$36,196	$38,551
Interest on taxable securities	2,282	2,399	2,492
Interest on nontaxable securities	62	62	72
Interest on deposit accounts and federal funds sold	2,134	1,974	1,370
Total interest income	39,225	40,631	42,485
Interest expense:
Interest on deposits	16,984	17,272	16,115
Interest on subordinated notes	566	552	566
Interest on FHLB and FRB borrowings	2,574	2,722	3,612
Total interest expense	20,124	20,546	20,293
Net interest income	19,101	20,085	22,192
(Recovery of) provision for credit losses - loans	(6,000)	3,600	11,600
Recovery of credit losses - unfunded commitments	(200)	(500)	(550)
Total (recovery of) provision for credit losses	(6,200)	3,100	11,050
Net interest income after provision for credit losses	25,301	16,985	11,142
Noninterest income:
Fair value adjustments of other equity investments	160	(8,537)	55
Residential mortgage banking income	2,939	3,090	2,917
Mortgage servicing rights	(2,915)	2,019	894
Loss on sale of mortgage servicing rights	(1,011)	—	—
Wealth and trust management	730	623	462
Service charges on deposit accounts	417	423	365
Increase in cash surrender value of BOLI	127	333	311
Bank and purchase card, net	690	513	357
Loss on sale of securities available for sale	—	—	(649)
Other	1,602	1,844	2,703
Total noninterest income	2,739	308	7,415
Noninterest expense:
Salaries and employee benefits	13,938	14,932	14,640
Occupancy and equipment	1,394	1,303	1,475
Technology and communications	2,767	2,332	2,891
Legal and regulatory filings	614	363	912
Advertising and marketing	222	183	350
Audit fees	498	295	791
FDIC insurance	1,130	1,817	1,322
Intangible amortization	265	276	308
Other contractual services	1,374	1,760	1,492
Other taxes and assessments	759	588	802
Regulatory remediation	357	1,397	3,782
Goodwill impairment	—	—	26,826
ESOP litigation	—	—	6,000
Other	3,177	4,098	3,030
Total noninterest expense	26,495	29,344	64,621
Income (loss) before income taxes	1,545	(12,051)	(46,064)
Income tax expense (benefit)	599	(616)	(4,693)
Net income (loss)	$946	$(11,435)	$(41,371)
Basic and diluted earnings (loss) per common share	$0.01	$(0.47)	$(2.18)

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Nine Months Ended
(Dollars in thousands, except per common share data)	September 30, 2024	September 30, 2023
Interest income:
Interest and fees on loans	$109,289	$114,009
Interest on taxable securities	7,119	7,663
Interest on nontaxable securities	184	257
Interest on deposit accounts and federal funds sold	5,795	3,906
Total interest income	122,387	125,835
Interest expense:
Interest on deposits	52,741	42,070
Interest on subordinated notes	1,677	1,666
Interest on FHLB and FRB borrowings	8,433	10,821
Total interest expense	62,851	54,557
Net interest income	59,536	71,278
(Recovery of) provision for credit losses - loans	(2,400)	21,103
Recovery of credit losses - unfunded commitments	(1,700)	(1,550)
Total (recovery of) provision for credit losses	(4,100)	19,553
Net interest income after provision for credit losses	63,636	51,725
Noninterest income:
Fair value adjustments of other equity investments	(8,384)	(277)
Residential mortgage banking income	8,693	9,261
Mortgage servicing rights	(166)	148
Loss on sale of mortgage servicing rights	(1,011)	—
Gain on sale of government guaranteed loans	131	4,799
Wealth and trust management	1,873	1,356
Service charges on deposit accounts	1,238	1,057
Increase in cash surrender value of BOLI	797	885
Bank and purchase card, net	1,444	1,257
Loss on sale of securities available for sale	(67)	(649)
Other	6,324	6,597
Total noninterest income	10,872	24,434
Noninterest expense:
Salaries and employee benefits	44,918	44,447
Occupancy and equipment	4,221	4,957
Technology and communications	7,378	7,670
Legal and regulatory filings	1,424	4,899
Advertising and marketing	701	973
Audit fees	1,948	1,440
FDIC insurance	4,324	3,297
Intangible amortization	828	998
Other contractual services	4,851	5,649
Other taxes and assessments	2,290	2,407
Regulatory remediation	4,398	7,304
Goodwill impairment	—	26,826
ESOP litigation	—	6,000
Other	11,033	10,653
Total noninterest expense	88,314	127,520
Loss before income taxes	(13,806)	(51,361)
Income tax benefit	(424)	(5,347)
Net loss	$(13,382)	$(46,014)
Basic and diluted loss per common share	$(0.34)	$(2.43)

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

	As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)	September 30,	June 30,	March 31,	December 31,	September 30,
Income Statement Data:	2024	2024	2024	2023	2023
Interest income	$39,225	$40,631	$42,531	$43,160	$42,485
Interest expense	20,124	20,546	22,182	21,397	20,293
Net interest income	19,101	20,085	20,349	21,763	22,192
(Recovery of) provision for credit losses	(6,200)	3,100	(1,000)	2,770	11,050
Net interest income after provision for credit losses	25,301	16,985	21,349	18,993	11,142
Noninterest income	2,739	308	7,825	4,107	7,415
Noninterest expenses, excluding goodwill impairment	26,495	29,344	32,474	30,583	37,795
Goodwill impairment	—	—	—	—	26,826
Income (loss) before income taxes	1,545	(12,051)	(3,300)	(7,483)	(46,064)
Income tax expense (benefit)	599	(616)	(407)	(1,724)	(4,693)
Net income (loss)	946	(11,435)	(2,893)	(5,759)	(41,371)
Per Common Share Data:
Earnings (loss) per common share - basic and diluted	$0.01	$(0.47)	$(0.15)	$(0.30)	$(2.18)
Book value per common share	4.30	4.15	9.24	9.69	9.53
Tangible book value per common share - Non-GAAP	4.25	4.10	9.04	9.47	9.30
Balance Sheet Data:
Total assets	$2,944,691	$2,933,072	$3,076,187	$3,117,554	$3,262,713
Average assets	2,967,774	3,084,643	3,164,932	3,165,886	3,249,229
Average interest-earning assets	2,796,116	2,886,186	2,966,491	2,979,065	3,038,795
Loans held for investment	2,180,413	2,259,279	2,394,089	2,430,947	2,446,370
Allowance for credit losses	25,453	28,036	35,025	35,893	49,631
Purchase accounting adjustments (discounts) on acquired loans	4,162	4,408	4,873	5,117	5,831
Loans held for sale	22,082	54,377	34,902	46,337	69,640
Securities available for sale, at fair value	314,784	307,427	314,394	321,081	313,930
Noninterest-bearing demand deposits	459,793	470,128	496,375	506,248	572,969
Fintech Banking-as-a-Service ("BaaS") deposits	63,674	172,456	272,973	370,968	493,009
Total deposits	2,346,492	2,325,839	2,465,776	2,566,032	2,776,151
Subordinated notes, net	39,806	39,822	39,838	39,855	39,871
FHLB and FRB advances	190,000	202,900	345,000	275,000	215,000
Average interest-bearing liabilities	2,121,402	2,228,071	2,411,683	2,362,774	2,354,360
Total stockholders' equity	336,347	325,614	180,906	185,989	182,837
Average stockholders' equity	326,880	318,042	183,901	223,840	238,530
Weighted average common shares outstanding - basic	73,366	24,477	19,178	19,033	19,015
Weighted average common shares outstanding - diluted	87,086	24,477	19,178	19,033	19,015
Financial Ratios:
Return on average assets (1)	0.13%	-1.48%	-0.37%	-0.73%	-5.09%
Return on average equity (1)	1.16%	-14.38%	-6.29%	-10.29%	-69.38%
Total loan to deposit ratio	93.9%	99.5%	98.5%	96.5%	90.6%
Held for investment loan-to-deposit ratio	92.9%	97.1%	97.1%	94.7%	88.1%
Fintech BaaS deposits to total deposits ratio	2.7%	7.4%	11.1%	14.5%	17.8%
Net interest margin (1)	2.74%	2.79%	2.75%	2.92%	2.92%
Cost of deposits (1)	2.91%	2.84%	2.85%	2.73%	2.46%
Cost of funds (1)	3.09%	3.02%	3.03%	2.91%	2.73%
Efficiency ratio	121.3%	143.9%	115.3%	118.2%	127.7%
Regulatory remediation expenses	357	1,397	2,644	3,155	3,782
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	11.0%	10.3%	5.8%	7.1%	7.3%
Allowance for credit losses to loans held for investment	1.17%	1.24%	1.46%	1.48%	2.03%
Ratio of net (recoveries) charge-offs to average loans outstanding (1)	-0.61%	1.81%	0.14%	2.84%	0.09%
Nonperforming loans to total assets	1.09%	1.40%	1.73%	2.02%	2.51%
Nonperforming assets to total assets	1.09%	1.40%	1.73%	2.02%	2.51%
Nonperforming loans to total loans	1.46%	1.78%	2.19%	2.55%	3.25%

Reconciliation of Non-GAAP Financial Measures (unaudited):

Tangible Common Equity:
Total stockholders' equity	$336,347	$325,614	$180,906	$185,989	$182,837
Less: preferred stock (including additional paid-in capital)	(20,605)	(20,605)	—	—	—
Common stockholders' equity	$315,742	$305,009	$180,906	$185,989	$182,837
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(3,281)	(3,552)	(3,913)	(4,179)	(4,286)
Tangible common equity (Non-GAAP)	$312,461	$301,456	$176,993	$181,810	$178,551
Total common shares outstanding	73,474	73,504	19,584	19,198	19,192
Book value per common share	$4.30	$4.15	$9.24	$9.69	$9.53
Tangible book value per common share (Non-GAAP)	4.25	4.10	9.04	9.47	9.30

Tangible Common Equity to Tangible Total Assets
Total assets	$2,944,691	$2,933,072	$3,076,187	$3,117,554	$3,262,713
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(3,281)	(3,552)	(3,913)	(4,179)	(4,286)
Tangible total assets (Non-GAAP)	$2,941,410	$2,929,520	$3,072,274	$3,113,375	$3,258,427
Tangible common equity (Non-GAAP)	$312,461	$301,456	$176,993	$181,810	$178,551
Tangible common equity to tangible total assets (Non-GAAP)	10.6%	10.3%	5.8%	5.8%	5.5%

(1) Annualized.
(2) Excludes mortgage servicing rights.